Exhibit 10.55

DATED 2008

SAFE BULKERS INC.

- to -

DnB NOR BANK ASA

_________________________________

GUARANTEE AND INDEMNITY
__________________________________

STEPHENSON HARWOOD
One St. Paul’s Churchyard
London EC4M 8SH
Tel: +44 020 7329 4422
Fax: +44 7329 7100
(Ref: 04.140)

CONTENTS

		Page
1	Definitions and Interpretation	2
2	Representations and Warranties	4
3	Guarantee and Indemnity	6
4	Preservation of Guarantor’s Liability	7
5	Preservation of Lender’s Rights	9
6	Undertakings	12
7	Payments	15
8	Currency	17
9	Set-Off	18
10	Application of Moneys	18
11	Partial Invalidity	19
12	Further Assurance	19
13	Miscellaneous	20
14	Notices	20
15	Counterparts	21
16	Law and Jurisdiction	21

GUARANTEE AND INDEMNITY

Dated:                                              2008

BY:

(1)	SAFE BULKERS INC., a company incorporated according to the law of the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the “Guarantor”)

IN FAVOUR OF:

(2)	DnB NOR BANK ASA, acting through its office at 20 St. Dunstan’s Hill, London EC3R 8HY, England (the “Lender”).

WHEREAS:

(A)	The Lender has agreed to lend to Pelea Shipping Ltd. (the “Borrower”) an amount not exceeding forty two million Dollars ($42,000,000) (the “Loan”) on the terms and subject to the conditions set out in a secured multi-currency reducing revolving credit facility agreement dated 12 June 2007 made between the Lender (as lender) and the Borrower (as borrower) (the “Original Facility Agreement”) as amended and supplemented by a supplemental agreement dated 22 May 2008 (the “Supplemental Agreement” and together with the Original Facility Agreement as the same may be further amended, supplemented, replaced and/or novated from time to time, the “Facility Agreement”).

(B)	The Borrower has informed the Lender that it wishes to enter into a series of transactions (the “Reorganisation”) as a result of which (a) the Borrower’s shares will cease to be wholly owned by its present shareholders; (b) the Guarantor will own 100% of the Borrower’s shares; and (c) the Borrower’s ownership structure will change following the initial public offering of the common stock of the Guarantor on the New York Stock Exchange (the “Offering”).

(C)	The Borrower has requested the Lender to proceed in amending, inter alia, clauses 13.2.17 and 14.1.8 of the Original Facility Agreement, which would otherwise be breached upon the occurrence of the Reorganisation and the Offering, and to delete, inter alia, clause 13.2.14 and to amend, inter alia, clause 13.2.13 of the Original Facility Agreement.

(D)	The Lender is willing to accede to such requests as listed in Recital C above and has agreed to amend the Original Facility Agreement and the Security Documents (as applicable) on the terms and conditions contained in the Supplemental Agreement.

(E)	Pursuant to the Facility Agreement, and as a condition precedent to the obligation of the Lender to make the Loan available to the Borrower, the Borrower has, amongst other things, agreed to procure that the Guarantor execute and deliver this Guarantee and Indemnity in favour of the Lender.

THIS DEED WITNESSES as follows:

1	Definitions and Interpretation

	1.1	In this Guarantee and Indemnity:

“Default Rate” means interest at the rate calculated in accordance with clause 8.8 of the Facility Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Guarantor’s Liabilities” means all of the liabilities and obligations of the Guarantor to the Lender under or pursuant to this Guarantee and Indemnity, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by the Borrower to the Lender under all or any of the Finance Documents.

1.2	Unless otherwise specified in this Guarantee and Indemnity, or unless the context otherwise requires, all words and expressions defined in the Facility Agreement shall have the same meaning when used in this Guarantee and Indemnity.

1.3	In this Guarantee and Indemnity:

	1.3.1	words denoting the plural number include the singular and vice versa;

	1.3.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

	1.3.3	references to Clauses are references to clauses of this Guarantee and Indemnity;

	1.3.4	references to this Guarantee and Indemnity include the recitals to this Guarantee and Indemnity;

	1.3.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Guarantee and Indemnity;

		1.3.6	references to any document (including, without limitation, to any of the Finance Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

		1.3.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or reenacted;

		1.3.8	references to the Lender include its successors, transferees and assignees; and

		1.3.9	words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

2	Representations and Warranties

The Guarantor represents and warrants to the Lender at the date of this Guarantee and Indemnity and, save for Clauses 2.4, 2.9 and 2.13, (by reference to the facts and circumstances then pertaining) on each day throughout the Facility Period that:

	2.1	all representations and warranties given by the Borrower in the Facility Agreement in respect of the Guarantor and/or this Guarantee and Indemnity are and will remain correct and none of them is or will become misleading; and

	2.2	the Guarantor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and to carry on its business as it is being conducted; and

2.3	the Guarantor has the power to enter into and perform this Guarantee and Indemnity and has taken all necessary action to authorise its entry into and performance of this Guarantee and Indemnity; and

2.4	the Guarantor is not insolvent or in liquidation or administration or subject to any other formal or informal insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the Guarantor or all or any part of its assets; and

2.5	this Guarantee and Indemnity constitutes legal, valid, binding and enforceable obligations of the Guarantor; and

2.6	all consents, licences, approvals and authorisations of, or registrations with or declarations to, any governmental authority, bureau or agency which may be required in connection with the entry into, performance, validity or enforceability of this Guarantee and Indemnity have been obtained or made and remain in full force and effect and the Guarantor is not aware of any event or circumstance which could reasonably be expected adversely to affect the right of the Guarantor to hold and/or obtain renewal of any such consents, licences, approvals or authorisations; and

2.7	no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency which if adversely determined, might reasonably be expected to have a material adverse effect on the business or financial condition of the Guarantor have (to the best of the Guarantor’s knowledge and belief) been started or threatened against the Guarantor; and

	2.8	the entry into and performance of this Guarantee and Indemnity will not conflict with the constitutional documents of the Guarantor or any law or regulation or document applicable to, or binding on, the Guarantor or any of its assets; and

	2.9	the Guarantor is not required to make any deduction or withholding from any payment which it may be obliged to make to the Lender under or pursuant to this Guarantee and Indemnity; and

	2.10	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee and Indemnity that it be filed, recorded or enrolled with any court or other authority in any country or that any stamp, registration or similar tax be paid on or in relation to this Guarantee and Indemnity; and

	2.11	the Guarantor is not in breach of, or default under, any agreement of any sort binding on it or on all or any part of its assets;

	2.12	and the Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Lender and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by the Facility Agreement available to the Borrower; and

	2.13	the Guarantor has received a copy of the Facility Agreement and approves of, and agrees to, the terms and conditions of the Facility Agreement.

3	Guarantee and Indemnity

The Guarantor:

	3.1	irrevocably and unconditionally guarantees the due and punctual payment of each and every part of the Indebtedness in accordance with the terms of the Finance

Documents so that, if any of the Indebtedness is not paid when it is due and payable, whether on maturity or otherwise, the Guarantor will, immediately on demand, make such payment to the Lender in the manner specified by the Lender, together with interest on the amount demanded at the rate accruing on the same under the Facility Agreement from the date of demand until the date of payment, both before and after judgment; and Documents so that, if any of the Indebtedness is not paid when it is due and payable, whether on maturity or otherwise, the Guarantor will, immediately on demand, make such payment to the Lender in the manner specified by the Lender, together with interest on the amount demanded at the rate accruing on the same under the Facility Agreement from the date of demand until the date of payment, both before and after judgment; and

	3.2	agrees, as a separate and independent obligation, that, if any of the Indebtedness is not recoverable from the Guarantor under Clause 3.1 for any reason, the Guarantor will be liable as a principal debtor by way of indemnity for the same amount as that for which the Guarantor would have been liable had that Indebtedness been recoverable, and agrees to discharge its liability under this Clause 3.2 by making payment to the Lender immediately on demand together with interest on the amount demanded at the rate accruing on the same under the Facility Agreement from the date of demand until the date of payment, both before and after judgment.

4	Preservation of Guarantor’s Liability

	4.1	This Guarantee and Indemnity is a continuing security for the full amount of the Indebtedness from time to time until the expiry of the Facility Period.

	4.2	The Lender may without the Guarantor’s consent and without notice to the Guarantor and without in any way releasing or reducing the Guarantor’s Liabilities:

		4.2.1	amend, vary, novate, or replace any of the Finance Documents (other than this Guarantee and Indemnity); and/or

	4.2.2	agree with the Borrower to increase or reduce the amount of the Loan, or vary the terms and conditions for its repayment or prepayment (including, without limitation, the rate and/or method of calculation of interest payable on the Loan); and/or

	4.2.3	allow any time or other indulgence to any of the other Security Parties under or in connection with any of the Finance Documents; and/or

	4.2.4	renew, vary, release or refrain from enforcing any of the Finance Documents (other than this Guarantee and Indemnity); and/or

	4.2.5	compound with any of the other Security Parties; and/or

	4.2.6	enter into, renew, vary or terminate any other agreement or arrangement with any of the other Security Parties; and/or

	4.2.7	do or omit or neglect to do anything which might, but for this provision, operate to release or reduce the liability of the Guarantor under this Guarantee and Indemnity.

4.3	The Guarantor’s Liabilities shall not be affected by:

	4.3.1	the absence of, or any defective, excessive or irregular exercise of, any of the powers of any of the other Security Parties; nor

	4.3.2	any security given or payment made to the Lender by any of the other Security Parties being avoided or reduced under any law (whether English or foreign) relating to bankruptcy or insolvency or analogous circumstance in force from time to time; nor

	4.3.3	any change in the constitution of the Guarantor or of any of the other Security Parties or of the Lender or the absorption of or amalgamation by the Lender in or with any other entity or the acquisition of all or any part of the assets or undertaking of the Lender by any other entity; nor

		4.3.4	the liquidation, administration, receivership, bankruptcy or insolvency of the Guarantor or any of the other Security Parties; nor

		4.3.5	any of the Finance Documents (other than this Guarantee and Indemnity) being defective, void or unenforceable, or the failure of any other person to provide the Lender with any security, guarantee or indemnity envisaged by the Facility Agreement; nor

		4.3.6	any composition, assignment or arrangement being made by any of the other Security Parties with any of its creditors; nor

		4.3.7	anything which would, but for this provision, have released or reduced the liability of the Guarantor to the Lender.

	4.4	The Lender may continue the account(s) of the Borrower or open one or more new accounts for the Borrower notwithstanding any demand under this Guarantee and Indemnity, and the Guarantor’s liability at the date of demand shall not be released or affected by any subsequent payment into or out of any of the Borrower’s accounts with the Lender.

5	Preservation of Lender’s Rights

	5.1	This Guarantee and Indemnity is in addition to any other security, guarantee or indemnity now or in the future held by the Lender in respect of the Indebtedness, whether from the Borrower, the Guarantor or any other person, and shall not merge with, prejudice or be prejudiced by, any such security, guarantee or indemnity or any contractual or legal right of the Lender.

5.2	Any release, settlement, discharge or arrangement relating to the Guarantor’s Liabilities shall be conditional on no payment, assurance or security received by the Lender in respect of the Indebtedness being avoided or reduced under any law (whether English or foreign) in force from time to time relating to bankruptcy, insolvency or any (in the opinion of the Lender) analogous circumstance, and, after any such avoidance or reduction, the Lender shall be entitled to exercise all of its rights, powers, discretions and remedies under or pursuant to this Guarantee and Indemnity and/or any other rights, powers, discretions or remedies which it would otherwise have been entitled to exercise, as if no release, settlement, discharge or arrangement had taken place.

5.3	Following the full payment of the Indebtedness, the Lender shall be entitled to retain this Guarantee and Indemnity and any security which it may hold for the Guarantor’s Liabilities until the Lender is satisfied in its discretion that it will not have to make any payment under any law referred to in Clause 5.2.

5.4	Until the expiry of the Facility Period the Guarantor shall not:

	5.4.1	be entitled to participate in any sums received by the Lender in respect of any of the Indebtedness; nor

	5.4.2	be entitled to participate in any security held by the Lender in respect of any of the Indebtedness nor stand in the place of, or be subrogated for, the Lender in respect of any such security; nor

	5.4.3	take any step to enforce any claim against any of the other Security Parties (or their respective estates or effects), nor claim or exercise any right of set off or counterclaim against any of the other Security Parties, nor make any claim in the bankruptcy or liquidation of any of the other Security Parties, in respect of any sums paid by the Guarantor to the Lender or in respect of any sum which includes the proceeds of realisation of any security at any time held by the Lender in respect of any of the Guarantor’s Liabilities; nor

	5.4.4	take any steps to enforce any other claim which it may have against any of the other Security Parties without the prior written consent of the Lender, and then only on such terms and subject to such conditions as the Lender may impose.

5.5	The Lender may, but shall not be obliged to, resort for its own benefit to any other means of payment at any time and in any order it thinks fit without releasing or reducing the Guarantor’s Liabilities.

5.6	The Lender may enforce this Guarantee and Indemnity either before or after resorting to any other means of payment without entitling the Guarantor to any benefit from or share in any such other means of payment until the expiry of the Facility Period.

5.7	The Guarantor agrees that it is, and will throughout the Facility Period remain, a principal debtor in respect of the Guarantor’s Liabilities.

5.8	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under this Guarantee and Indemnity shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee and Indemnity are cumulative and not exclusive of any rights or remedies provided by law.

6	Undertakings

	6.1	The Guarantor shall pay to the Lender on demand on a full indemnity basis all documented costs and expenses incurred by the Lender in or about or incidental to the exercise by it of its rights under this Guarantee and Indemnity, together with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Lender may reasonably select.

	6.2	The Guarantor has not taken, and will not take without the prior written consent of the Lender (and then only on such terms and subject to such conditions as the Lender may impose), any security from any of the other Security Parties in connection with this Guarantee and Indemnity, and any security taken by the Guarantor notwithstanding this Clause shall be held by the Guarantor in trust for the Lender absolutely as a continuing security for the Guarantor’s Liabilities.

	6.3	The Guarantor will observe and perform any and all covenants and undertakings in the Facility Agreement whose observance and performance by the Guarantor the Borrower has undertaken to procure.

	6.4	The Guarantor will not without the Lender’s prior written consent:

		6.4.1	create nor permit to arise any Encumbrance or other third party rights over any of its shares in the Borrower other than in favour of the Lender; nor

	6.4.2	permit the Borrower to acquire any new vessels nor permit the Borrower to create or permit to arise or continue any Encumbrance or other third party right on or over all or any part of its present or future assets or undertakings.

6.5	The Guarantor shall supply to the Lender as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, its audited consolidated financial statements for that financial year, together with a Compliance Certificate, signed by two directors of the Guarantor, setting out (in reasonable detail) computations as to compliance with clause 13.2.22 of the Facility Agreement as at the date at which those financial statements were drawn up. Each set of financial statements shall be:-

	6.5.1	prepared using GAAP; and

	6.5.2	certified by a director of the Guarantor as fairly representing its financial condition as at the date at which those financial statements were drawn up; and

6.6	The Guarantor shall supply to the Lender as soon as the same become available, but in any event within ninety (90) days after the end of each quarter during each of the Guarantor’s financial years, its unaudited consolidated quarterly financial statements for that quarter, together with a Compliance Certificate to be provided on a semi-annual basis, signed by two directors of the Guarantor, setting out (in reasonable detail) computations as to compliance with clause 13.2.22 of Facility Agreement as at the date at which those financial statements were drawn up.

6.7	The Guarantor shall supply to the Lender:

	6.7.1	all documents dispatched by the Guarantor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched other than any documents that are subject to any confidentiality restrictions pursuant to the New York Stock Exchange regulations that may prohibit such dissemination;

	6.7.2	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party; and

	6.7.3	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Lender may reasonably request.

6.8	The Guarantor shall permit the inspection of its financial records and accounts from time to time by the Lender or its nominee.

6.9	The Guarantor shall remain directly or indirectly beneficially owned at a minimum of fifty one per cent (51%) by its Current Shareholders or any of them as of the date of the Side Letter.

6.10	The Guarantor shall on a consolidated basis comply with the following financial covenants to be assessed on a semi-annual basis based on the Accounting Information received by the Lender in accordance with clauses 13.1.1 and 13.1.4 of the Facility Agreement:-

		6.10.1	Consolidated Group Leverage The Consolidated Group Leverage shall be equal to or less than seventy per cent (70%).

		6.10.2	Debt to EBITDA ratio The ratio of Debt to EBITDA on a trailing twelve (12) month’s basis shall not at any time exceed 5.5:1.

		6.10.3	Net Worth The Net Worth shall not at any time be less than one hundred and seventy five million Dollars ($175,000,000).”

7	Payments

	7.1	All amounts payable by the Guarantor under or pursuant to this Guarantee and Indemnity shall be paid to such accounts at such banks as the Lender may from time to time direct to the Guarantor in the relevant currency in same day funds for immediate value. Payment shall be deemed to have been received on the date on which the Lender receives authenticated advice of receipt, unless that advice is received by the Lender on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Lender in its discretion considers that it is impossible or impracticable to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received on the Business Day next following the date of receipt of advice by the Lender.

	7.2	All payments to be made by the Guarantor pursuant to this Guarantee and Indemnity shall, subject only to Clause 7.3, be made free and clear of and without deduction for or on account of any taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, and the Guarantor will not claim any equity in respect of any payment due from it to the Lender under or in relation to this Guarantee and Indemnity.

7.3	If at any time any law requires (or is interpreted to require) the Guarantor to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Guarantor will promptly notify the Lender and, simultaneously with making that payment, will pay whatever additional amount (after taking into account any additional taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no deduction or withholding been made.

7.4	If at any time the Guarantor is required by law to make any deduction or withholding from any payment to be made by it pursuant to this Guarantee and Indemnity, the Guarantor will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty days after making that payment, deliver to the Lender an original receipt issued by the relevant authority, or other evidence acceptable to the Lender, evidencing the payment to that authority of all amounts required to be deducted or withheld.

7.5	If the Guarantor pays any additional amount under Clause 7.3, and the Lender subsequently receives a refund or allowance from any tax authority which the Lender identifies as being referable to that increased amount so paid by the Guarantor, the Lender shall, as soon as reasonably practicable, pay to the

Guarantor an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 7.5 shall be interpreted as imposing any obligation on the Lender to apply for any refund or allowance nor as restricting in any way the manner in which the Lender organises its tax affairs, nor as imposing on the Lender any obligation to disclose to the Guarantor any information regarding its tax affairs or tax computations.

	7.6	Any certificate or statement signed by an authorised signatory of the Lender purporting to show the amount of the Indebtedness or of the Guarantor’s Liabilities (or any part of any of them) or any other amount referred to in any of the Finance Documents shall, save for manifest error or on any question of law, be conclusive evidence as against the Guarantor of that amount.

8	Currency

	8.1	The Guarantor’s liability under this Guarantee and Indemnity is to discharge the Indebtedness in the currency in which it is expressed to be payable (the “Agreed Currency”).

	8.2	If at any time the Lender receives (including by way of set off) any payment by or on behalf of the Guarantor in a currency other than the Agreed Currency, that payment shall take effect as a payment to the Lender of the amount in the Agreed Currency which the Lender is able to purchase (after deduction of any relevant costs) with the amount of the payment so received in accordance with its usual practice.

	8.3	To the extent that any payment to the Lender (whether by the Guarantor or any other person and whether under any judgment or court order or otherwise) in a currency other than the Agreed Currency shall on actual conversion into the Agreed Currency fall short of the relevant amount of the Indebtedness expressed in the Agreed Currency, then the Guarantor as a separate and independent obligation will indemnify the Lender against the shortfall.

9	Set-Off

The Guarantor irrevocably authorises the Lender at any time to set off without notice any sums then due and payable by the Guarantor to the Lender under this Guarantee and Indemnity (irrespective of the branch or office, currency or place of payment) against any credit balance from time to time standing on any account of the Guarantor (whether current or otherwise, whether or not subject to notice and whether or not that credit balance is then due to the Guarantor) with any branch of the Lender in or towards satisfaction of the Guarantor’s Liabilities and, in the name of the Lender or the Guarantor, to do all acts (including, without limitation, purchasing or converting or exchanging any currency) which may be required to effect such set-off. Notice of such set-off shall be given to the Guarantor after such set-off has taken place.

10	Application of Moneys

	10.1	All sums which the Lender receives under or in connection with this Guarantee and Indemnity shall, unless otherwise agreed by the Lender or otherwise provided in the Facility Agreement, be applied by the Lender in or towards satisfaction, or by way of retention on account, of the Guarantor’s Liabilities, in such manner as the Lender may in its discretion determine.

	10.2	The Lender may place any money received by it under or in connection with this Guarantee and Indemnity to the credit of a suspense account on such terms and subject to such conditions as the Lender may in its discretion determine for so long as the Lender thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Lender may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security Parties for the whole of the Indebtedness at the date of the Lender’s demand for payment pursuant to this Guarantee and Indemnity, together with all interest, commission, charges and expenses accruing subsequently.

11	Partial Invalidity

If, at any time, any provision of this Guarantee and Indemnity is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

12	Further Assurance

The Guarantor agrees that from time to time on the written request of the Lender it will immediately execute and deliver to the Lender all further documents which the Lender may require for the purpose of perfecting or protecting the security intended to be created by this Guarantee and Indemnity.

13	Miscellaneous

	13.1	All the covenants and agreements of the Guarantor in this Guarantee and Indemnity shall bind the Guarantor and its successors and permitted assignees and shall inure to the benefit of the Lender and its successors, transferees and assignees.

	13.2	The representations and warranties on the part of the Guarantor contained in this Guarantee and Indemnity shall survive the execution of this Guarantee and Indemnity.

	13.3	No variation or amendment of this Guarantee and Indemnity shall be valid unless in O writing and signed on behalf of the Guarantor and the Lender.

	13.4	A person who is not a party to this Guarantee and Indemnity has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee and Indemnity.

14	Notices

The provisions of clause 18 of the Facility Agreement shall apply (mutatis mutandis) to this Guarantee and Indemnity as if it were set out in full with references to this Guarantee and Indemnity substituted for references to the Facility Agreement and with references to the Guarantor substituted for references to the Borrower.

15	Counterparts

This Guarantee and Indemnity may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee and Indemnity.

16	Law and Jurisdiction

	16.1	This Guarantee and Indemnity shall in all respects be governed by and interpreted in accordance with English law.

	16.2	For the exclusive benefit of the Lender, the Guarantor irrevocably agrees that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Guarantee and Indemnity and that any proceedings may be brought in those courts.

	16.3	Nothing contained in this Clause shall limit the right of the Lender to commence any proceedings against the Guarantor in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Guarantor in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

	16.4	The Guarantor irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

16.5	Without prejudice to any other mode of service allowed under any relevant law, the Guarantor:

	16.5.1	irrevocably appoints Mr. Savvas Savvides, 24 Exeter Road, London N14 5JY, England (tel/fax: +44 208 361 2606) as its agent for service of process in relation to any proceedings before the English courts; and

	16.5.2	agrees that failure by a process agent to notify the Guarantor of the process will not invalidate the proceedings concerned.

IN WITNESS of which this Guarantee and Indemnity has been duly executed and delivered as a deed the day and year first before written.

SIGNED and DELIVERED	)
as a DEED	)
by SAFE BULKERS INC.	)
acting by IOANNIS FOTEINOS	)
)
its duly authorised attorney-in-fact	)
)
in the presence of: NIGEL BOWEN-MORRIS	)